Exhibit 10.15

AMENDED AND RESTATED SERVICES AGREEMENT

BETWEEN

TELADOC, INC.,

a Delaware corporation

AND

TELADOC PHYSICIANS, P.A.,

a Texas professional association

February 15, 2015

AMENDED AND RESTATED SERVICES AGREEMENT

This Amended and Restated Services Agreement (the “Agreement”) is made and entered into effective as of the 15th day of February, 2015 (the “Effective Date”) by and between Teladoc, Inc., a Delaware corporation (“Manager”) and Teladoc Physicians, P.A., a Texas professional association (“PA”), on behalf of itself and certain other entities as described herein.

R E C I T A L S

A.                                    PA is a Texas professional association formed for the purpose of providing medical care and related advice via telephonic or other electronic media (the “Telehealth Services”) through physicians who are duly licensed to practice of medicine in the applicable jurisdiction and trained to provide the Telehealth Services.

B.                                    PA has entered into, and will enter into, a Services Agreement (the “PA-PC Agreement”) with certain professional corporations and other professional entities listed on Exhibit A attached hereto (each a “PC” and collectively the “PCs”) located in states other than Texas whereby PA is authorized as agent and attorney in fact to obtain on behalf of the PCs administrative, management and other services similar to those provide by Manager to PA hereunder.

C.                                    The physicians employed by or under contract with PA and the PCs will provide the Telehealth Services to those individuals who have, directly or indirectly through their employers or health insurance carriers, purchased the right to receive the Telehealth Services (collectively, the “Members”).

D.                                    Manager has developed the infrastructure, processes and expertise by which the Members may readily obtain access to the Telehealth Services provided by the physicians employed by or under contract with PA and PCs.  Manager itself does not engage in the practice of medicine.

E.                                    PA desires to engage Manager to administer and manage the non-medical aspects of the provision of the Telehealth Services by PA to the Members, and Manager is willing to accept such engagement in accordance with the terms and conditions set forth in this Agreement.

F.                                     PA desires, for and on behalf of the PCs, to engage Manager to administer and manage the non-medical aspects of the provision of the Telehealth Services by the PCs to the Members, and Manager is willing to accept such engagement in accordance with the terms and conditions set forth in this Agreement.

G.                                   PA and Manager entered into that certain Services Agreement dated September 6, 2004, which was amended and restated May 15, 2008 (the “Original Agreement”), which Original Agreement is hereby superseded by this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, and in accordance with the terms and conditions set forth in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

ENGAGEMENT AND SERVICES

1.1                               Engagement.  PA hereby engages Manager to serve, on an exclusive basis, as manager and administrator of the non-medical functions and the non-medical access related services of PA and each PC related to the provision of the Telehealth Services by the physicians employed by or under contract with PA or a PC, and to perform the functions and to provide the services described in this Agreement on behalf of PA and each PC, and Manager hereby accepts the engagement under the terms and conditions set forth in this Agreement.  PA represents and warrants that it has the power and authority to engage Manager to provide such services to the PCs.  The parties recognize that additional entities not listed on Exhibit A as of the execution of this Agreement may in the future grant PA the power and authority to obtain such services on their behalf, and that in such instance, PA and Manager will amend Exhibit A to include the name of any new entity so contacting with PA, at which point such additional entity shall be considered a PC hereunder.  PA and Manager hereby mutually terminate the Original Agreement effective as of the Effective Date.

1.2                               Authority and Responsibilities of Manager.

(a)                                 General.  Subject to the limitations and conditions set forth in this Agreement, Manager, as manager and administrator of the non-medical functions and the non-medical access related services related to the provision of the Telehealth Services by the physicians employed by or under contract with PA and PCs, shall have the authority and responsibility to conduct, supervise and provide management and administrative services to and on behalf of PA and PCs.  Manager shall be expected to exercise reasonable business judgment in its administrative and management activities.  Manager shall have responsibility and commensurate authority for all activities described in the foregoing including, but not limited to, the following:

(1)                                 Hardware and Software.  Manager shall develop or otherwise obtain hardware and software to be utilized by PA and PCs and their physicians for the following functions: (i) creation and maintenance of, and access to, electronic medical records; (ii) establishment of a national queue directing the Members to a physician employed by or under contract with PA or a PC for the provision of the Telehealth Services; (iii) customer relations management for the Members on behalf of PA and the PCs; (iv) performance of intake interviews using interactive voice response protocols; and (v) operation of a call center on a twenty-four (24) hour, seven (7) day a week basis.

(2)                                 Training Materials.  Manager shall develop (and periodically review and update) training materials, including manuals and brochures, that may be used by PA and the PCs to train their physicians on technological issues relating to the provision of the Telehealth Services to the Members.

(3)                                 Member Management Services.  Manager shall provide and maintain a toll-free number and website available to the Members to request the Telehealth Services. Manager shall provide personnel to perform administrative functions related to management of the Member calls and website requests, including, without limitation, contacting the appropriate physicians employed by or under contract with PA or PCs to provide the Telehealth Services to the Members.  Manager and its employees do not practice medicine and shall not provide or otherwise engage in any activity which constitutes the unauthorized practice of medicine as defined by applicable state law.

(4)                                 Bookkeeping and Accounting.  Manager will furnish PA and the PCs with all bookkeeping and accounting services necessary or appropriate to support PA and the PCs including, without limitation, maintenance, custody and supervision of all of PA’s and PCs’ business records, papers, documents, ledgers, journals and reports, and the preparation, distribution and recordation of all bills and statements for the Telehealth Services rendered to the Members by the physicians employed by or under contract with PA or the PCs.  PA and the PCs shall have access to and be entitled to inspect all such business records, papers and documents at all times, and all such business records, papers and documents shall be the property of PA or PC, as appropriate.

(5)                                 Non-Medical Personnel.  Manager will retain, employ, train, compensate and provide to PA and the PCs all non-medical support personnel which is now or may hereafter be needed to effectively and efficiently operate PA and the PCs.  All support personnel which Manager provides to work with PA and the PCs shall not be the employees of the respective PA or PC, and PA and the PCs shall not be responsible for the payment to all such persons of all compensation, including salary, fringe benefits, bonuses, health and disability insurance, workers compensation insurance, and any other benefits which may be made available to such employees.

(6)                                 Human Resource Administration.  To the extent requested by the PA, for itself or on behalf of a PC, Manager will use reasonable efforts to (i) provide and process all employee record keeping, payroll accounting, including social security and other payroll tax reporting and insurance for all employees of PA or such PC, and for all other persons rendering Telehealth Services on behalf of PA or such PC, and (ii) administer payroll taxes, workers’ compensation insurance, unemployment insurance, group insurance benefits, and any other benefit programs adopted by PA or a PC for its employees.

(7)                                 Billing and Collection.  Manager will, as PA’s and the PCs’ agent, prepare, mail and collect all bills and statements for all Telehealth Services rendered to the Members by the physicians employed by or under contract with PA or a PC.  All fees for the Telehealth Services rendered by the physicians employed by or under contract with PA or a PC shall be billed by Manager in the name of PA or the applicable PC, and shall be payable to PA or the applicable PC.  All collections made and received by Manager for or on account of the Telehealth Services rendered by the physicians employed by or under contract with PA or a PC shall be deposited into a bank account in the name of PA or the applicable PC, as appropriate, but which Manager has signature authority over such bank account.  Manager shall be paid in accordance with Section 6.1 below.

(8)                                 Payment of Accounts and Indebtedness.

(i)                                     General.  Manager shall be responsible for effecting the payment of payroll, trade accounts, amounts due on short-term and long-term indebtedness, taxes and all other obligations of PA or a PC from PA’s or such PC’s accounts; provided, however, that Manager’s responsibility shall be limited to the exercise of reasonable diligence and care to apply PA’s or a PC’s funds collected to such PA’s or PC’s obligations in a timely and prudent manner.  Manager shall have no authority to use the funds from one PA or PC to pay the expenses of another PA or PC.  Manager shall have no separate liability with respect to any obligation of PA or any PC.  Additionally, the PA and each PC shall have no separate liability with respect to any obligation of Manager.  Subject to any legal limitations, PA and each PC shall authorize Manager to draw checks on such PA’s or PC’s accounts as necessary to perform its obligations under this Agreement.

(ii)                                  Payroll.  Manager shall have the authority to utilize a payroll agent for PA and the PCs, should Manager determine the use of such an agent to be desirable.

(iii)                               Physician Contractors.  Manager shall have the authority to prepare and mail compensation to each physician employed by or under contract with PA or a PC for the Telehealth Services provided to the Members during the preceding month.

(iv)                              Manager Funds.  In no event shall Manager have any obligation to supply out of its own funds working capital for PA or any PC or their operations.

(v)                                 Accounting and Financial Records.  Manager shall prepare and make available to PA and each PC the following financial reports relating to the Telehealth Services:

(a)                                 Within thirty (30) days after the end of each calendar month, a balance sheet dated as of the last day of that quarter, and a statement showing the income and expenses of PA and such PC for that quarter and for the fiscal year to date relating to the Telehealth Services;

(b)                                 Within thirty (30) days after the end of each calendar month, a list tracking the number of the Members provided Telehealth Services by each physician employed by or under contract with PA or such PC; and

(c)                                  Within ninety (90) days after the end of each fiscal year of PA and each PC, a balance sheet, dated as of the last day of that fiscal year, and a statement of the income and expenses of PA and such PC for the fiscal year then ended relating to the Telehealth Services.

(vi)                              Tax Returns.  Manager shall have prepared PA’s and PCs’ federal, state or local income tax or other tax returns.

(9)                                 Patient Charges.  Manager and PA, for itself and on behalf of the PCs, recognize the importance of maintaining patient charges which will enable PA and the PCs to meet their obligations while containing the cost of health care.  PA and each PC, in consultation with Manager, shall establish schedules of patient charges for the Telehealth Services rendered by PA and such PC which takes into account the financial obligations of PA or PC (as appropriate), the level of patient charges for similar Telehealth Services, and the importance of providing quality health care at a reasonable cost.

(10)                          Medical Records.  All electronic patient records and charts maintained by Manager on behalf of PA or any PC in connection with the Telehealth Services provided by the physicians employed by or under contract with PA or such PC shall be the property of the applicable PA or PC.  Manager shall be responsible for storing, maintaining and retrieving the Member’s electronic medical charts and records in a manner reasonably acceptable to PA and the PCs.  The parties shall maintain and safeguard the confidentiality of all records, charts and other information generated in connection with the Telehealth Services provided hereunder in accordance with all applicable federal and state laws.

(11)                          Repairs and Maintenance.  Manager shall make, install or cause to be made or installed, all reasonably necessary and proper repairs, replacements, additions and improvements in and to the electronic medical record information system hardware and software used in connection with the provision of the Telehealth Services by the physicians employed by or under contract with PA or a PC, in order to keep and maintain such information system in good repair, working order and condition, and outfitted and equipped for operation consistent with the goals and objectives set forth in this Agreement.  Manager shall negotiate and enter into such agreements as it may deem necessary or advisable for the furnishing of such utilities, services and supplies for the maintenance and operation of such information systems and the related hardware and software used in connection thereto.

(12)                          HIPAA. Manager shall consult PA and the PCs with respect to compliance with the patient privacy requirements set forth in any applicable state patient privacy laws and in the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”)  and the regulations promulgated thereunder, including those at 45 C.F.R. Parts 160 and 164 (collectively, “HIPAA”).  Manager shall assist PA and the PCs in the development of appropriate policies and procedures, training materials, forms and documentation necessary for PA and the PCs to comply with their obligations under HIPAA.

(b)                                 Construction.  The grant of express authority to Manager with regard to specific matters by this Agreement is not intended by PA (on its own behalf or as agent for the PCs) to be narrowly construed for the purpose of restricting the authority of Manager.

1.3                               Attorney-in-Fact.  PA hereby appoints Manager as its and the PC’s true and lawful attorney-in-fact for the following purposes:  (a) to establish and maintain one or more bank accounts in the name of PA on behalf of PA and in the name of each PC on behalf of such PC, (b) to collect amounts owed to PA or any PC by any credit card company or any Member paying for Telehealth Services by other means, (c) to take possession of, endorse in the name of PA or the appropriate PC and deposit in PA’s or such PC’s bank account any notes, checks, money orders or other financial instruments received by PA or such PC relating to the Telehealth Services provided to the Members, and (d) to pay all expenses, accounts payable and other debts of PA or a PC as provided in this Agreement or as otherwise reasonably directed by PA from time to time.

1.4                               Relationship of Parties.  PA and each PC shall at all times exercise control over the Telehealth Services rendered by the physicians employed by or under contract with PA or such PC, and Manager shall perform its functions to manage and administer the non-medical aspects of the provision of the Telehealth Services as described in this Agreement.  By entering into this Agreement, PA does not delegate to Manager any of the powers, duties and responsibilities vested in PA or any PC by law.  PA may, consistent with the terms of this Agreement, direct Manager to implement existing policies and may adopt policy recommendations or proposals made by Manager.  Manager and PA each expressly disclaim any intent to form a partnership, company, or any other entity, or to become joint venturers by virtue of the execution of this Agreement, and shall not be agents of each other except with respect to agency for billing and collections.

1.5                               Medical and Professional Matters.  Under no circumstances shall Manager be responsible for any medical matters.  PA or each PC, as applicable, shall be legally responsible for the information contained within the electronic medical charts and records; provided, however, that Manager shall provide retrieval, maintenance and filing services with regard to such electronic medical charts and records.  Manager is not licensed to practice medicine in any state or jurisdiction and is not “practicing medicine” or “providing medical services;” only PA or the PCs may practice medicine or provide medical services.  Manager does not and will not influence or attempt to influence PA, PC, or any physician in the exercise of his, her, or its professional medical judgment.

ARTICLE II

OBLIGATION OF PA

2.1                               Physician Services.  PA shall provide, and shall cause each PC to provide, licensed physicians to interact with the Members to provide the Telehealth Services and to recommend treatment.  These physicians may be employed by or under contract with PA or the applicable PC.  The primary method of communication between such physicians and the Members shall be via telephone, but may also occur via the internet or any other telecommunication device whether now in existence or developed during the term of the

Agreement, so long as any communication or telehealth service provided via any such medium is permissible under applicable state and federal laws.

2.2                               Intake Process.  PA shall provide, and shall cause each PC to provide, qualified personnel to facilitate the intake process for, and to conduct interviews of, the Members.  Procedures for such intake interviews shall be done on a state-by-state basis in accordance with state law.

2.3                               Availability.  PA shall make, and shall cause each PC to make, licensed physicians available to provide the Telehealth Services to the Members twenty-four (24) hours per day, three hundred sixty-five (365) days per year.  PA shall ensure that the physicians employed by or under contract with PA or any PC shall respond promptly to requests for the Telehealth Services.

2.4                               Credentialing and Quality Assurance.  The parties hereto recognize that under the PA-PC Agreement, each of the PC’s has delegated credentialing authority to the PA.  Under such authority, PA shall credential all PA and PC physicians by performing evaluations based upon sufficient evidence of training, experience and competence, as well as an inquiry into professional liability claims history and any adverse action taken by any state licensing authority.  PA shall develop and implement a quality assurance program to monitor ongoing services provided by all PA and PC physicians to the Members.

2.5                               Use of Manager Software and Equipment.  PA shall ensure that PA, PC, and their physicians shall use the software and other equipment developed, owned or leased by Manager for purposes of fulfilling PA’s and each PC’s obligations to the Members, which may include, without limitation, software to manage physician scheduling, electronic medical records and internet video conferencing equipment (collectively, the “Equipment”). The Equipment shall be used by PA, the PCs, and their physicians solely for the provision of the Telehealth Services to the Members in compliance with applicable federal and state laws.  To the extent any of the Equipment is leased or subleased by Manager, the parties shall observe and comply with the terms of the lease or sublease agreement to which Manager is a party unless expressly provided otherwise herein and providing that Manager has notified  the relevant other parties of such terms.

ARTICLE III

LICENSE

3.1                               Grant of License.  During the term of this Agreement, and all renewals and extensions hereof, Manager hereby grants a non-exclusive license to PA, for itself and as agent for the PCs, to use the “Teladoc” trade name and related trademarks or service marks and/or another mutually agreed upon trade name (collectively, the “Trade Names”) lawfully owned by Manager in connection with the provision of the Telehealth Services by the physicians employed by or under contract with PA or a PC, while and so long as PA (and, as applicable, such PA) is in full compliance with all the terms, covenants and conditions of this Agreement.  Because the license granted to PA is not exclusive, Manager retains the right to license the Trade Names and any and all other trade names and/or service marks lawfully owned by Manager to others or to use any such names, marks itself.  Upon termination of this Agreement, or upon termination of this license because of PA’s breach of this Agreement, PA shall immediately cease and discontinue, and shall cause each PC to cease and discontinue, the use of any and all Trade Names then lawfully owned by Manager.

3.2                               Trade Secrets, Proprietary and Confidential Information.  It is understood that during the course of this engagement, PA, on its own behalf and as agent of the PCs, will have access to and become familiar with certain management information systems and other trade secrets and proprietary and confidential information of Manager (the “Confidential Information”) which includes, by way of illustration, and not by way of limitation, (a) lists containing the names of past, present and prospective accounts, vendors, customers, employees, Members and suppliers; (b) the past, present and prospective methods, procedures and techniques utilized in identifying prospective referral sources, vendors and suppliers and in soliciting the business thereof; (c) the past, present and prospective methods, procedures and techniques used in the conduct of Manager’s operations, including the methods, procedures and techniques utilized in marketing, applying and delivering Manager’s services; and (d) compilations of information, records and processes which are owned by Manager or which are used in the conduct of Manager’s operations, including, without limitation, computer software programs.  Confidential Information shall be used only in furtherance of PA’s or a PC’s business by Manager and not for any other purpose unless authorized in writing by Manager.

ARTICLE IV

MAINTENANCE OF STANDARDS

4.1                               Government Regulations.  Manager and PA shall each use reasonable efforts to assure that PA, each PC, and Manager comply with the requirements of any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction respecting the provision of the Telehealth Services to the Members by the physicians employed by or under contract with PA or a PC.

4.2                               Licenses and Permits.  On behalf of PA and each PC, Manager shall apply for, and use reasonable efforts to obtain and maintain, in the name of and at the separate expense of PA and each PC, all licenses and permits required in connection with the business operations relating to the provision of the Telehealth Services by the physicians employed by or under contract with PA or such PC.  PA shall cooperate, and shall cause each PC to cooperate, with Manager and use commercially reasonable efforts in assisting Manager applying for, obtaining and maintaining such licenses and permits.

4.3                               Confidentiality of Records.  Manager shall use commercially reasonable efforts to protect the confidentiality of the records of PA and each PC and shall comply with all applicable federal, state and local laws and regulations relating to the medical and financial records of PA and each PC.  In this regard, the HIPAA laws require the following assurances be obtained from Manager, as a business associate to PA and each PC, to assure that all protected health information disclosed by, or created, received, maintained or transmitted by Manager on behalf of PA or a PC is appropriately safeguarded.

(a)                                 Use and Disclosure of PHI.  Manager may use and disclose individually identifiable protected health information (“PHI”) (as defined in HIPAA), whether or not maintained or transmitted by “Electronic Media” (as defined in HIPAA), only as required to satisfy its obligations under this Agreement, as permitted herein, or required by law, but shall not otherwise use or disclose any PHI.  Manager shall not and shall ensure that its employees, contractors and agents do not use or disclose PHI received from PA or a PC in any manner that would constitute a violation of the “Privacy Standards” (as defined in HIPAA) if so used or disclosed by PA or a PC, except that Manager may use or disclose PHI (i) for Manager’s proper management and administrative services, (ii) to carry out the legal responsibilities of Manager, or (iii) to provide data aggregation services relating to the health care operations of PA or the PCs if required under this Agreement, provided that any disclosure for such purposes shall be either required by law or to a recipient who has agreed (a) to maintain the confidentiality of such PHI and only further use or disclose it as required by law or for the purposes for which it was disclosed to the recipient, and (b) to notify Manager in the event the confidentiality of such PHI is breached.  Manager may de-identify PHI pursuant to the specific requirements of HIPAA; any PHI that is fully de-identified pursuant to HIPAA shall no longer be considered PHI.  Manager hereby acknowledges that, as between Manager and PA or the PCs, all PHI shall be and remain the sole property of PA or the applicable PC, including any and all forms thereof developed by Manager in the course of its fulfillment of its obligations pursuant to this Agreement.  Manager further represents that, to the extent Manager requests that PA or a PC disclose PHI to Manager, such a request is only for the minimum necessary PHI for the accomplishment of Manager’s purpose.  To the extent Manager is to carry out PA’s or a PC’s obligations under the privacy provisions of HIPAA, Manager shall comply with such provisions under HIPAA in performing such obligation.

(b)                                 Safeguards Against Misuse of Information.  Manager agrees that it will use all appropriate safeguards to prevent the use or disclosure of PHI other than pursuant to the terms and conditions of this Agreement, including administrative, technical and physical safeguards to protect the confidentiality, integrity, and availability of any electronic PHI.  Manager recognizes and agrees that it will abide by the HIPAA privacy and security provisions applicable to business associates.

(c)                                  Reporting of Disclosures of PHI.  Manager shall, within five (5) business days of becoming aware of any use or disclosure of PHI in violation of this Agreement or HIPAA (including any breach of unsecured PHI) by Manager, its employees, contractors or agents or by a third party to which Manager disclosed PHI pursuant to Section 4.3(d) below, report any such disclosure to PA or the applicable PC.

(d)                                 Agreements by Third Parties.  Manager shall obtain and maintain an agreement with each agent or subcontractor that has or will have access to PHI, including without limitation from Manager, which is received from, or created or received by Manager on behalf of PA or a PC, pursuant to which agreement such agent or subcontractor agrees to be bound by the same restrictions, terms and conditions that apply to Manager pursuant to this Agreement with respect to such PHI.

(e)                                  Access to Information.  Within five (5) business days of a request by PA or a PC for access to PHI about an individual contained in a “Designated Record Set” (as defined in HIPAA), Manager shall make available to PA or such requesting PC such PHI for so long as such information is maintained in the Designated Record Set.  In the event any individual requests access to PHI directly from Manager, Manager shall within two (2) days forward such request to PA or the applicable PC.  Any denials of access to the PHI requested shall be the responsibility of PA or the applicable PC.

(f)                                   Availability of PHI for Amendment.  Within five (5) business days of receipt of a request from PA or a PC for the amendment of an individual’s PHI or a record regarding an individual contained in a Designated Record Set (for so long as the PHI is maintained in the Designated Record Set), Manager shall provide such information to PA or the applicable PC for amendment and incorporate any such amendments in PHI as required by 45 C.F.R. §164.526.

(g)                                  Accounting of Disclosures.  Within five (5) business days of notice by PA or a PC to Manager that it has received a request for an accounting of disclosures of PHI which must be complied with under HIPAA, Manager shall make available to PA or the applicable PC such information as is in Manager’s possession and is required for PA or such PC to make the accounting required by 45 C.F.R. §164.528.  At a minimum, Manager shall provide PA or the applicable PC with the following information:  (i) the date of the disclosure, (ii) the name of the entity or person who received the PHI, and if known, the address of such entity or person, (iii) a brief description of the PHI disclosed, and (iv) a brief statement of the purpose of such disclosure which includes an explanation of the basis for such disclosure.  In the event the request for an accounting is delivered directly to Manager, Manager shall within two (2) days forward such request to PA or the applicable PC.  Manager hereby agrees to implement an appropriate recordkeeping process to enable it to comply with the requirements of this Section 4.3(g).

(h)                                 Availability of Books and Records.  Manager hereby agrees to make its internal practices, books and records relating to the use and disclosure of PHI received from, or created or received by Manager on behalf of, PA and each PC available to the Secretary of the Department of Health and Human Services for purposes of determining PA’s, each PC’s, and Manager’s compliance with the Standard for Privacy of PHI, 45 C.F.R. Parts 160 and 164.

(i)                                     Disposition of PHI upon Termination.  Upon termination of this Agreement, Manager shall return or destroy, if feasible, all PHI created, received, maintained or transmitted by Manager to PA or the applicable PC.  If such return or destruction is not feasible, Manager shall extend the protections of this Section 4.3 to such PHI for so long as Manager retains such PHI, and shall limit further uses and disclosures to those purposes that make the return or destruction infeasible.  The provisions of this Section 4.3 shall extend beyond the term of this Agreement.  Either party may terminate this Agreement upon the material violation of the provisions of this Section 4.3 by the other party, or if the other party has materially violated the provisions of HIPAA.

ARTICLE V

PA and PC PHYSICIANS

5.1                               General.  PA and each PC, respectively, shall retain responsibility for all decisions related to the employment of, and/or contracting with, all physicians including hiring, promotion, discharge, compensation, training and professional assignments.  Manager shall review all personnel matters and make recommendations to PA and/or PCs on appropriate human resources policies.  Consistent with the directions of PA or a PC, Manager shall recruit physicians for employment by, or contracting with, PA or such PC.  All such physicians shall be carried on the payroll of the applicable PA or PC and shall not be the employees of Manager.  PA or the applicable PC shall be solely liable to such physicians for his or her wages, compensation and benefits, if any.  For purposes of this Section 5.1, the term “benefits” shall include PA’s or a PC’s employer contribution to FICA, unemployment compensation and any other employment taxes, workers’ compensation, pension plan contributions, group life and accident and health insurance premiums, retirement, disability and other similar benefits provided to any employees of PA or a PC.

5.2                               Pay Scales and Personnel Policies.  Manager shall review and make recommendations to PA and each PC regarding the pay scales of PA’s and the PCs’ employees and contractors, and the number of physicians required for PA or such PC to efficiently and effectively provide the Telehealth Services to the Members from time to time.

5.3                               Completion of Documentation.  PA hereby agrees and covenants to cause, and shall cause each of the PCs to agree and covenant to cause, its physician employees and contractors to prepare and to deliver and/or upload to Manager all medical documents, interpretations, opinions, diagnoses, recommendations, and other information that is appropriate to be included in each Member’s electronic medical record.  In this regard, PA shall ensure, and shall cause each PC to ensure, that all such documents, interpretations, opinions, diagnoses, recommendations, and other information is completed in a timely and efficient basis.

ARTICLE VI

MANAGEMENT FEES

6.1                               Compensation of Manager.  PA shall pay, and shall cause each PC to pay, to Manager, as full and complete compensation for the provision of the services described in this Agreement, the following amounts:

(a)                                 Access Fees.  As payment for providing access to the electronic medical records and the call center as described in Sections 1.2(a)(1), 1.2(a)(3) and 1.2(a)(11) above, Manager shall be entitled to an access fee that is typically payable directly by the third party customer on behalf of the Members pursuant to separate or three-party customer service agreements between or among such customers, PA or the applicable PC, and Manager. PA will make, and will cause each PC to make, commercially reasonable efforts to negotiate in such agreements with customers that the per Member per month access fees be paid directly to Manager; provided, however, that to the extent that such separate access fees are paid directly to PA or a PC, PA or such PC shall turn over all such access fees to Manager.  If any access fees are paid by a customer on a per Member usage basis, such access fees shall be covered in the fixed fee described below.

(b)                                 Reimbursement of Costs.  On or before the tenth (10th) day of each calendar month during the term of this Agreement, and continuing each month thereafter through on or before the tenth (10th) day of the calendar month immediately following the expiration or the earlier termination of this Agreement, PA shall reimburse, and shall cause each PC to reimburse, Manager on a monthly basis for all direct costs and expenses incurred by Manager for or on behalf of PA or such PC during the preceding calendar month based upon the receipt by PA or such PC of an itemized statement of all such costs and expenses.

(c)                                  Fixed Fee.  On or before the tenth (10th) day of each calendar month during the term of this Agreement, and continuing each month thereafter through on or before the tenth (10th) day of the calendar month immediately following the expiration or the earlier termination of this Agreement, PA shall pay, and shall cause each PC to pay, to Manager an amount equal to (i) fifteen thousand dollars ($15,000) per month until and including the first month on which physician consults provided through the PA or such PC exceed 25,000 and (ii) thereafter, sixty-five thousand dollars ($65,000) per month, for all of the management and administrative services provided by Manager to and on behalf of PA or such PC pursuant to this Agreement (excluding those services reimbursed pursuant to Section 6.1(a) above).  Any partial month shall be prorated accordingly.

(d)                                 License Fee.  On or before the tenth (10th) day of each calendar month during the term of this Agreement, and continuing each month thereafter through on or before the tenth (10th) day of the calendar month immediately following the expiration or the earlier termination of this Agreement, PA shall pay, and shall cause each PC to pay, to Manager an amount equal to ten thousand dollars ($10,000) as a license fee for the non-exclusive use of the Trade Names during the preceding month.  Any partial month shall be prorated accordingly.

(e)                                  Additional Compensation.  On a semi-annual basis, the Board of Directors of PA shall meet to determine an appropriate bonus to be paid to Manager based upon the quality, efficiency and satisfaction of the management and administrative services rendered by Manager for and on behalf of PA during the preceding six (6) month period.

6.2                               Deferred Compensation.  Notwithstanding any amounts that may be owing to Manager pursuant to Section 6.1 above (other than amounts paid directly to Manager pursuant to Section 6.1(a) above), in the event that in any calendar month collected revenues or PA or a PC are insufficient to cover PA’s or such PC’s costs to pay compensation to those physicians who are employed by or under contract to PA or such PC in connection with the provision of the Telehealth Services, PA’s or such PC’s malpractice insurance premium, and certain other costs of PA or such PC as may be mutually agreed upon by Manager and PA or such PC, PA or such PC shall be entitled to retain sufficient collected revenues to cover such foregoing costs and expenses.  If the foregoing retention of collected revenues by PA or such PC results in the nonpayment of any fees owed by PA or such PC to Manager in any month during the term of this Agreement pursuant to Section 6.1 above, such unpaid amounts (“Shortfall Funding”) shall be deferred by Manager and shall be repaid by PA or such PC to Manager in subsequent months in which the collected revenues exceed the amounts necessary to cover such costs and expenses to pay amounts owed to Manager pursuant to Section 6.1 above (the “Surpluses”).  Such deferred management fees shall be treated in accordance with Section 6.3 below.

6.3                               Shortfall Funding.  All Shortfall Funding shall be repaid by PA or the applicable PC to Manager out of Surpluses in collected revenues in subsequent months.  All Shortfall Funding shall incur simple interest (based upon a three hundred sixty (360) day year) at the lesser of the “Prime Rate” as published from time to time by the Wall Street Journal, plus one percent (1%), or the maximum amount permitted by Texas law.  To the extent such Shortfall Funding is not repaid in full out of Surpluses in collected revenues in subsequent months by the expiration or the earlier termination of this Agreement, PA or such PC shall pay to Manager the full amount of the unpaid Shortfall Funding within thirty (30) days following the expiration or the earlier termination of this Agreement.  To secure the repayment of all Shortfall Funding owed by PA or a PC to Manager pursuant to this Section 6, PA and each PC hereby grants to Manager a security interest in all of PA’s or such PC’s assets, including without limitation a priority security interest in:  (a) all present and future accounts receivable of PA or such PC, and the proceeds therefrom, and other rights of PA or such PC relating to the payment of money for services rendered by or on behalf of PA or such PC, no matter how evidenced, all chattel paper, instruments and other writings evidencing any such right, and all goods repossessed or returned in connection therewith, including all proceeds from the sale or disposition of the foregoing, (b) all of PA’s or such PC’s fixtures and appurtenances thereto, and (c) such other goods, general intangibles, chattels, fixtures, equipment (of every nature and description), furniture and personal property that is now owned or may hereafter be acquired by PA or such PC (the “Collateral”).  In the event any Shortfall Funding is not paid when due, or upon any default as defined herein, Manager may, with or without terminating this Agreement, exercise all rights and remedies afforded a secured party under the Texas Uniform Commercial Code.  PA hereby covenants and agrees, and shall cause each PC to covenant and agree, to execute and deliver any and all financing statements or other documents which may be necessary in Manager’s reasonable judgment to evidence and perfect Manager’s security interest hereunder.  All rights and remedies of Manager shall be cumulative and may be exercised successively or concurrently and, to the extent consistent with the exercise of any such right, without impairment of Manager’s security interest in the Collateral.  The security interest described in this Section 6.3 shall be subordinate to all senior debt of the PA or such PC, including any bank indebtedness of the PA or such PC.

ARTICLE VII

PROTECTIVE COVENANTS

7.1                               General.  PA expressly acknowledges, on behalf of itself and the PCs, that PA, the PCs, and their employees and contractors will be given access to, and be provided with, business methods, trade secrets and other proprietary information, including without limitation supplier and vendor lists, in connection with the conduct of Manager’s business.  PA expressly acknowledges and agrees, on behalf of itself and the PCs, that the Confidential Information is proprietary and confidential and if any of the Confidential Information was imparted to or became known by any persons, including PA, the PCs, and their employees and contractors, such disclosure would result in hardship, loss, irreparable injury and damage to Manager, the measurement of which would be difficult, if not impossible, to determine.  Accordingly, PA expressly agrees, on behalf of itself and the PCs, that Manager has a legitimate interest in protecting the Confidential Information, that it is necessary for Manager to protect its business from such hardship, loss, irreparable injury and damage, that the following covenants are a reasonable means by which to accomplish those purposes, and that violation of any of the protective covenants contained herein shall constitute a breach of trust and is grounds for immediate termination of this Agreement and for appropriate legal action for damages, enforcement and/or injunction.

7.2                               Restrictions on Soliciting Employees of Manager.  PA covenants, and shall  cause each PC to covenant, that, during the term of this Agreement and for a period of one (1) year immediately thereafter, irrespective of which party terminates this Agreement, and whether such termination is for cause, PA, the PCs, and their employees and contractors will not, either for itself, himself or herself or for any other person, firm, corporation or other entity, either directly or indirectly  (a) induce, or attempt to induce, any employee of Manager or person under contract with Manager (whether leased or otherwise) to terminate his or her employment or hire away or attempt to hire away, any employee or contractor of Manager; (b) induce, or attempt to induce, any present or future supply or service resource (including investment and other financing resources) to withdraw, curtail or cancel the furnishing of supplies or services (including investment and other financing resources) to Manager; or (c) engage in any act or activity which would interfere with or harm any business relationship Manager may have with any employee, contractor, principal, supplier or lessee.

7.3                               Further Covenants.  PA acknowledges, on behalf of itself and the PCs, that the Confidential Information gives Manager an advantage over its competitors, and that the same is not available to or known by Manager’s competitors or the general public.  PA further acknowledges, on behalf of itself and the PCs, that Manager has devoted substantial time, money and effort in the development of the Confidential Information and in maintaining the proprietary and confidential nature thereof.  PA further acknowledges, on behalf of itself and the PCs, that their relationship with Manager involves the highest trust and confidence by reason of PA’s and the PCs’ knowledge of, access to, and contact with the Confidential Information.  PA agrees to use, and shall cause each PC to use, its best efforts and exercise utmost diligence to protect and safeguard the Confidential Information.  PA, on behalf of itself and the PCs, covenants that, during the term of this Agreement and for a period of one (1) year immediately thereafter, regardless of which party terminates this Agreement and whether such termination is for cause, neither PA nor any PC, nor any of their employees or contractors, will disclose, disseminate or distribute to another, nor induce any other person to disclose, disseminate or distribute, any Confidential Information of Manager, directly or indirectly, either for PA’s or a PC’s own benefit or for the benefit of another, whether or not acquired, learned, obtained or developed by PA or any PC alone or in conjunction with others, nor will PA or any PC use or cause to be used any Confidential Information in any way except as is required in the course of PA’s or a PC’s performance pursuant to the terms of this Agreement.  PA acknowledges and covenants, on behalf of itself and the PCs, that all Confidential Information relating to the business of Manager, whether prepared by PA or any PC or otherwise coming into their possession, shall remain the exclusive property of Manager, shall not be copied or otherwise reproduced in whole or in part, and shall not be removed from the premises of Manager under any circumstances whatsoever without the prior written consent of Manager.  PA further covenants, on behalf of itself and the

PCs, that all memoranda, notes, records, drawings or other documents made, compiled, acquired or received by PA or a PC during the term of this Agreement, concerning any business activity, including, but not limited to, management techniques, names of referral sources, names of vendors and suppliers, marketing and sales techniques, and the pricing of products and services, shall, together with all copies, be delivered, in good condition, to Manager, immediately upon termination of this Agreement by either party, or at any time, upon Manager’s request.

7.4                               Consideration for Protective Covenants.  The non-exclusive license granted in Article III of this Agreement is hereby allocated as separate and additional consideration to PA and each PC for its adherence to these protective covenants.  PA acknowledges and agrees, on behalf of itself and the PCs, that the non-exclusive license would not be granted were it not agreeing to the protective covenants referenced in this Article VII.

7.5                               Survival of Protective Covenants.  Each covenant herein on the part of PA and the PCs shall be construed as an agreement independent of any other provision of this Agreement, unless otherwise indicated herein, and shall survive the termination of this Agreement, and the existence of any claim or cause of action of PA or a PC against Manager, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Manager of such covenant.

ARTICLE VIII

TERM AND TERMINATION

8.1                               Term.  This Agreement shall commence on the Effective Date and shall continue until terminated upon the earliest of (a) the date for termination for cause pursuant to Section 8.2 below; (b) written agreement of the parties to this Agreement; or (c) twenty (20) years from the Effective Date.  The termination of this Agreement with respect to PA or a particular PC shall not affect the validity and effectiveness of this Agreement as between Manager and each other PC or the PA, as applicable.  The termination of this Agreement with respect to any PC shall be evidenced by an amendment to Exhibit A to remove the applicable PC and shall be executed by PA, as agent for the PCs.

8.2                               Termination for Cause.  This Agreement may be terminated prior to the expiration of the term described in Section 8.1 as follows:

(a)                                 If a party shall apply for, or consent to, the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if a final order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating such party a bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator of such party of all or a substantial part of its assets, the other party may terminate this Agreement immediately upon notice to such party;

(b)                                 Any party may terminate this Agreement upon notice to the specified other party in the event of such other party’s breach of a material provision of this Agreement, which breach remains uncured for a period of ninety (90) days following receipt of notice specifying the breach complained of; or

(c)                                  Upon receipt by either party of a final order of any governmental agency or court of competent jurisdiction concerning the business, affairs or practices of either of the parties which requires such termination, this Agreement shall terminate.

8.3                               Rights Cumulative.  The various rights and remedies herein provided for shall be cumulative and in addition to any other rights and remedies the parties may be entitled to pursue under the law.  The exercise of one or more of such rights or remedies shall not prejudice the rights or remedies of either party to exercise any other right or remedy at law or in equity or pursuant to this Agreement.

8.4                               Obligations Not Excused.  Termination of this Agreement shall not release or discharge either party from any obligation, debt or liability which shall have previously accrued and remained to be performed upon the date of termination.

8.5                               Remedies Upon Termination.  Upon termination of this Agreement, neither party shall have any further obligations under this Agreement except pursuant to Article III, Section 4.3, Article VII, and Section 9.3 (which provisions shall survive the termination of this Agreement).  Manager shall be entitled to receive payment of all amounts unpaid but earned up to the date of termination, which payment shall be due on the termination date.

8.6                               Property Due on Termination.  On the termination of this Agreement, each party shall immediately deliver or cause its employees or agents to deliver in good  condition all property in its possession which belongs to the other party, ordinary wear and tear and damage by any cause beyond the reasonable control of either party excepted.

ARTICLE IX

MISCELLANEOUS

9.1                               Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that Manager may assign this Agreement to any entity or person that owns, is owned by or is under common ownership with Manager upon at least ten (10) days prior written notice to PA, or to a purchaser of all or a substantial portion of Manager’s assets.

9.2                               Insurance.

(a)                                 Insurance Provided by Manager.  Manager shall maintain at its sole cost and expense throughout the term of this Agreement general insurance coverage on itself and all its employees in the minimum amount of One Million Dollars ($1,000,000) for each occurrence, and Three Million Dollars ($3,000,000) in the aggregate.  Such policies shall be written by an insurance company authorized to do business in the State of Texas and provide for at least thirty

(30) days’ advance written notice to PA of any alteration of coverage, cancellation or other termination.  Manager shall provide to PA upon request a certificate of insurance evidencing such coverage.  PA shall be named an additional insured on the foregoing policies.

(b)                                 Insurance Provided by PA and each PC.  PA and each PC shall maintain, or insure coverage throughout the term of this Agreement, professional liability insurance coverage (i) on itself in the minimum amount of One Million Dollars ($1,000,000) for each occurrence and Three Million Dollars ($3,000,000) in the aggregate, and (ii) on all of its physicians, whether they be employees or independent contractors of PA or such PC, in the minimum amount of One Million Dollars ($1,000,000) for each occurrence and Three Million Dollars ($3,000,000) in the aggregate.  Such policies shall provide for at least thirty (30) days’ advance written notice to Manager of any alteration of coverage, cancellation or other termination.  PA shall provide to Manager upon request a certificate of insurance evidencing such coverage.  Manager shall be named an additional insured on the foregoing policies.

9.3                               Indemnification.

(a)                                 PA and PC Indemnification.  PA and each PC shall protect, indemnify and save Manager and the directors, officers, shareholders and employees of Manager harmless from and against any and all liability and expense of any kind, arising from injuries or damages to persons or property in connection with the provision of the Telehealth Services to the Members by the employees or contractors of PA or such PC, unless such liability results solely from the willful misconduct of Manager and/or its directors, officers, shareholders, employees or agents.

(b)                                 Manager Indemnification.  Manager shall protect, indemnify and save PA and each PC and the directors, officers, shareholders and employees of PA and each PC harmless from and against any and all liability and expense of any kind, arising from injuries or damages to persons or property in connection with the provision of the management and administrative services pursuant to this Agreement, unless such liability results solely from the willful misconduct of PA, PC, and/or their directors, officers, shareholders, employees or agents.

9.4                               Changes in Applicable Law.  Manager and PA understand that the federal, state and local laws and regulations applicable to this Agreement may be amended from time to time and agree to execute any amendments to this Agreement necessary to maintain compliance with those laws and regulations.

9.5                               Notices.  Any notice or other communication under this Agreement shall be in writing and shall be delivered in person or sent by pre-paid certified or registered mail, receipted overnight messenger service receipted hand delivery or facsimile (with electronic confirmation), as follows:

If to PA:	Teladoc Physicians, P.A.
4100 Spring Valley, Suite 515
Dallas, Texas 75244
Attention: President

If to Manager:	Teladoc, Inc.
4100 Spring Valley, Suite 515
Dallas, Texas 75244
Attention: President

Each such notice or other communication shall be considered to have been given when received if delivered in person, three (3) days after being mailed if sent by certified or registered mail, one (1) day after being given to the overnight messenger service if sent by that means, or on the date of transmission if sent by facsimile.  For these purposes, Saturdays, Sundays and federal legal holidays shall be excluded.  Any party may change its address for purposes of this Agreement by notice in accordance with this Section 9.5.

9.6                               Entire Agreement; Modification and Change.  This Agreement contains the entire agreement between the parties to this Agreement and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement.  This Agreement, and any provision or time period specified in this Agreement, cannot be changed or modified except by another agreement in writing executed by both parties.

9.7                               Warranties.  The parties warrant that each has the legal capacity to enter into this Agreement, that the execution has been duly approved by their respective board of directors, and that their respective obligations do not violate any statute, ordinance, ruling of any administrative body, or any agreement to which either PA or Manager is a party.  PA specifically acknowledges that it has the power and legal authority to bind each PC to the provisions of this Agreement.

9.8                               Headings.  The headings contained in this Agreement are for convenience of reference only and are not intended to define the scope or intent of any provision herein.

9.9                               Severability.  If any provision of this Agreement or its application to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and application of its provisions to other persons or circumstances shall not be affected and shall be enforced to the greatest extent permitted by law.

9.10                        Governing Law.  This Agreement shall be deemed to have been made under, and shall be construed and interpreted in accordance with, the laws of the State of Texas.

9.11                        Rights Cumulative; No Waiver.  No right or remedy in this Agreement conferred upon or reserved to either party is intended to be exclusive of any other right or remedy, and each right and remedy shall be cumulative and in addition to any other right or remedy given under this Agreement.  The failure of either party to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair the right or remedy to be construed as a waiver or other relinquishment of it with respect to subsequent defaults.

9.12                        Dispute Resolution.  In the event that a dispute arises between the parties under this Agreement, the parties will first negotiate in good faith to try and resolve the dispute.  If the dispute cannot be settled through negotiation within thirty (30) days, such dispute shall be settled through binding arbitration to be conducted by a single arbitrator in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“Rules”).  If the parties fail to agree on an arbitrator within thirty (30) days, the office of the American Arbitration Association in Dallas, Texas shall make the necessary appointment of such arbitrator.  Notwithstanding the foregoing, either party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party from irreparable damage or harm, pending the determination of the arbitrator.  The arbitration shall result in settlement of the dispute within sixty (60) days of the appointment of the arbitrator, and the arbitrator shall agree to comply with this schedule before accepting appointment.  However, this time limit may be extended by written agreement of the parties, if necessary.  The decision or award of the arbitrator shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement.  In the event of any procedural matter not covered by the Rules, the procedural law of the State of Texas shall govern.  The arbitrator shall have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute.  In addition to any other awards, the arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all of the prevailing party’s costs and fees.  “Costs and fees” shall include all reasonable pre-award expenses of the arbitration, including the arbitrator’s fees, administrative fees, the cost of posting a bond (if posted by the prevailing party), travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and reasonable attorneys’ fees.

9.13                        Counterparts.  This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers effective as of the Effective Date.

PA:		Manager:

Teladoc Physicians, P.A.,		Teladoc, Inc.,
a Texas professional association		a Delaware corporation

By:	/s/ Timothy M. Howard	By:	/s/ Adam Vandervoort
Print:	Timothy M. Howard	Print:	Adam Vandervoort
Title:	President	Title:	SVP